Exhibit 10(b)
AMENDMENT
to
AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN
THIS AMENDMENT TO Long-Term Incentive Plan (the “Amendment”) was approved by the Compensation Committee of the Board of Directors of Regis Corporation (the “Corporation”), effective August 29, 2014.

1.	The definition of “Change in Control” in the Corporation’s Amended and Restated 2004 Long-Term Incentive Plan is hereby replaced by the following:

2.7 “Change in Control” means:

(1) with respect to Awards granted before January 1, 2009, the first to occur of any of the following events:

(a) the acquisition by any “person,” as that term is used in Sections 13(d) and 14(d) of the Exchange Act of “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 20% or more of the shares of the Company’s capital stock;

(b) the first day on which less than two-thirds of the total membership of the Board of Directors shall be Continuing Directors (as that term is defined in Article VII of the Company’s Articles of Incorporation);

(c) the approval by the shareholders of the Company of a merger, share exchange, or consolidation of the Company (a “Transaction”), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

(d) the approval by the shareholders of the Company of a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company; and

(2) with respect to Awards granted on or after January 1, 2009, the first to occur of any of the following events:

(a) any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Exchange Act is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of either (i) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), except for an acquisition by an entity resulting from a Business Combination (as defined below) in which clauses (x) and (y) of subparagraph (b) applies, provided that Change in Control shall not occur if a person becomes the beneficial owner of twenty percent (20%) or more of the Outstanding Common Stock or Outstanding Voting Securities solely as the result of a change in the aggregate number of shares of Outstanding Common Stock or Outstanding Voting Securities since the last date on which such person acquired beneficial ownership of any shares of Common Stock or voting securities (provided, however, that if a person becomes the beneficial owner of twenty percent (20%) or more of the Outstanding Common Stock or Outstanding Voting Securities by reason of such change in the aggregate number of shares of Outstanding Common Stock or Outstanding Voting Securities and thereafter becomes the beneficial owner of any additional shares of Common Stock or voting securities (other than pursuant to a dividend or distribution paid or made by the Company on the Outstanding Common Stock or Outstanding Voting Securities or pursuant to a split or subdivision of the Outstanding Common Stock or Outstanding Voting Securities), then a Change in Control shall occur unless upon becoming the beneficial owner of such additional shares of Common Stock or voting securities such person does not beneficially own more than twenty percent (20%) of the Outstanding Common Stock or Outstanding Voting Securities);

(b) consummation of (i) a merger or consolidation of the Company with or into another entity, (ii) a statutory share exchange or (iii) the acquisition by any person (as defined above) of all or substantially all of the assets of the Company (each, a “Business Combination”), unless immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the
Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s voting stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s voting stock immediately prior to such Business Combination and (y) no person (as defined above) beneficially owns, directly or indirectly, twenty percent (20%) or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or

(c) individuals who constitute the Company’s Board of Directors on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

provided, however, that for any payment with respect to any Award under the Plan that is subject to Section 409A of the Code, the Change in Control must also be a change in control event under Treas. Reg. Section 1.409A-3(i)(5).

Certified by Eric Bakken, Corporate Secretary

/s/ Eric Bakken
Eric Bakken